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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                                   News Release

 AGENCY CONTACT:                           COMPANY CONTACT:
 ---------------                           ----------------
 Sandy Fewkes                              Dennis P. Wolf
 Technical Marketing Programs              Credence Systems Corporation
 408.737.0285 or 408.737.9529 fax          Executive Vice President and CFO
 E-mail: sandy@technicalmarketing.com      (510) 657-7400

                                           Connie Graybeal
                                           Credence Systems Corporation
                                           510.623.4774 or 510.623.2524 fax
                                           E-mail: CONNIE_GRAYBEAL@CREDENCE.COM
                                                   ----------------------------

             Credence Acquires 3G Wireless Test Technology Company,
                          Modulation Instruments, Inc.

        FREMONT, Calif., August 1, 2000 -- Credence Systems Corporation (Nasdaq:
CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, today announced the acquisition of Modulation Instruments, Inc. of Colorado Springs, Colorado. Modulation Instruments specializes in leading edge RF test technology for the wireless device market. The acquisition will be accounted for under the purchase method of accounting for a purchase price of $20 million.

        Credence will leverage the technology developed by Modulation Instruments to deliver high-performance, cost-effective test solutions that address the complexities associated with mixed-signal/RF test of third-generation (3G) cellular phone devices. The main attraction of 3G is that it will offer full-scale convergence of several existing technologies--consumer electronics, telephony, computing and video--on a single handset. 3G wireless technology shifts wireless communications from a voice-centric to a data-centric medium and will enable more convenient internet access on wireless devices. These test solutions from Credence address a market that Dataquest predicts will grow to one billion wireless handsets by 2004.

        Credence expects to deliver the first of these new products for both development and production test before the end of this calendar year. In addition, the new technology will enable Credence to further improve the cost of test for current-generation wireless devices such as Bluetooth.

        "The acquisition of Modulation Instruments accelerates Credence's efforts to cost effectively test innovative new RF test technologies such as 3G," said Dr. Graham Siddall, president and CEO of


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Credence. "It will strengthen further our portfolio of test solutions for the high-growth wireless communications market."

        "We are excited to be a part of Credence's thrust into the wireless marketplace," said Ken Harvey, president and CEO of Modulation Instruments. "Credence is positioned to accelerate the development of our new test technology and enable us to address the development and production issues associated with testing 3G wireless devices."

ABOUT MODULATION INSTRUMENTS

        Modulation Instruments is a privately-held company based in Colorado Springs, Colo. that designs, manufactures and markets wide bandwidth RF test solutions for digital wireless communication devices used in cellular handset and base station infrastructure equipment. Founded in 1999, Modulation Instruments currently has 21 employees.

ABOUT CREDENCE SYSTEMS

        Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and memory semiconductors.

        Utilizing its proprietary CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers. Headquartered in Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at HTTP://WWW.CREDENCE.COM.

        Statements in this release that are forward looking and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, economic and currency instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company's ability to complete the development of its new products, product mix, overhead absorption, cyclicality and downturns in the semiconductor industry, continued dependence on "turns" orders to achieve revenue objectives, the Company's ability to have an appropriate amount of production capacity in a timely manner,


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CREDENCE ACQUIRES 3G WIRELESS TEST TECHNOLOGY COMPANY MODULATION INSTRUMENTS
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the timing of new technology, product introductions, the risk of early obsolescence and the Company's ability to control expenses (including the ability to identify and successfully institute additional cost-saving measures).

        Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. The Company assumes no obligation to update the information in this press release.

                                      # # #

Credence and Credence Systems are trademarks of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.